AGREEMENT dated as of July 1, 1998 between USA
NETWORKS, a general partnership ("USA") and CNET
INC., a Delaware corporation (the "Contractor"), with respect to the grant to USA of certain rights in the series of four, thirty-minute television programs entitled "CNET CENTRAL," "THE WEB," "THE
NEW EDGE," and a fourth series (the "Fourth
Series") which is presently untitled (each such program a "Program," and collectively, the "Programs" or the "Series").

1. The Programs. (a) Contractor represents and warrants that it is the sole creator of the Programs, and that it owns and controls the exclusive right to distribute and license the Programs. Contractor hereby grants to USA the exclusive right to transmit, and authorize the transmission of, the Programs during the Term (as defined in Section 4 below) throughout the United States, its territories and possessions, including Puerto Rico and, on a nonexclusive basis, all U.S. Armed
Forces Bases throughout the world (the "Territory"). USA, however, may transmit the Programs only over the USA Network program service and/or the Sci Fi Channel program service (the "USA networks") in the English and/or Spanish language to each of its affiliates for transmission by such affiliates. Such affiliates may consist of CATV, MDS, MMDS, SMATV, MATV, DBS and TRVO dishes or any similar services now known or hereafter created. During the Term, and for thirty (30) days thereafter, Contractor shall not transmit or otherwise authorize the transmission of the Programs (or any promotions or advertisements of any kind or nature for future transmissions of the Programs within the Territory by Contractor or third parties), in any language, by any other means within the Territory, including, without limitation, over-the-air television networks, over-the-air television stations, basic or pay cable program services, locally-originated cable channels, via personal computers, video on demand or similar technologies. Notwithstanding the foregoing, Contractor, after the date such Program is scheduled to be transmitted the first time on the USA Network program service and/or the Sci-Fi Channel program service, as the case may be, (a) may authorize the transmission of any "CNet Central"
Program, solely within the San Francisco ADI on a local broadcast station, (b) may transmit excerpts of any Program (not to exceed five minutes (5:00) in aggregate in length) on any on-line computer service owned by Contractor, and (c) may transmit excerpts of any Program (not to exceed one minute and thirty seconds (1:30) in the aggregate for each Program) in connection with the promotion and advertising of such Program or the Series on the USA networks (or local broadcast station) or for sale on a syndicated basis into local news markets. In connection with subsection (a) above, Contractor shall advise USA, in writing, at least thirty (30) days prior to the first such broadcast as to the local broadcast station in the San Francisco ADI on which the "CNet Central Programs" will be transmitted.

                (b) Each Program shall have an aggregate content time of twenty-two minutes twenty-five seconds (22:25) and shall have four (4) program segments, and three (3) commercial breaks represented by crystal black slugs. Each of the Programs shall consist generally of a magazine style format containing various segments on the topics of computer technology, digital technology and related subjects, shall include software and hardware reviews and news about the computer industry and computer technology. Contractor shall deliver to USA thirty-two (32) original "CNet Central" Programs, twenty-six (26) original "The Web" Programs, twenty-six (26) original "The New Edge" Programs, twenty-six (26) original Fourth Series Programs, and twenty
(20) refreshed "CNet Central" Programs (edited and revised from
Programs previously delivered, including updated wrap arounds and news), in accordance with the provisions of Section 8 below, so as to accommodate USA's transmission schedule of one original or refreshed
"CNet Central" Program and one original or repeat Program of each other Series each week of the Term. Contractor agrees, at its cost, to edit any original Program of each Series other than "CNet Central," as may be requested by USA so that if, and when, it is transmitted on a repeat basis later in the Term, the Program will be up-to-date. The number of original or refreshed "CNet Central" Programs and the number of original and updated repeat Programs of each other Series to be delivered during each broadcast quarter during the Term and the order in which they are to be delivered shall be determined jointly by USA and Contractor and shall be confirmed in writing to USA by Contractor at least thirty (30) days prior to the commencement of the applicable broadcast quarter.
                (c) Subject to USA's prior written approval of the particular advertisers, which shall not be unreasonably withheld, Contractor may incorporate up to two, fifteen seconds (0:15) of closing billboards in each Program, so long as the billboards are produced by Contractor and provided to advertisers as part of a value-added media package. Contractor hereby acknowledges that any disapproval by USA of any billboards which, in USA's judgment, are competitive with USA's efforts to sell commercial advertising time within or adjacent to the Programs shall not be deemed to be unreasonable.
        2. Production. (a) Contractor shall consult with USA throughout the pre-production, production, and post-production processes for the Programs in a manner similar to its consultation with respect to the Programs previously produced for USA. USA shall have significant input into the creative development of the Programs with the understanding that all Programs will be produced in a manner similar to the way the "CNet Central," "The Web," and "The New Edge" series have been produced to date (i.e. a professionally-produced program designed to both entertain and educate). USA shall have the right to approve the content of each Program, such approval not to be unreasonably withheld. In the event USA disapproves of any Program, USA shall so advise Contractor, in writing, setting forth the reasons for any such disapproval. Contractor either (a) shall promptly cure such defects in the Program and deliver the cured Program to USA (on a mutually-agreed upon date, no later than five (5) days after notice of USA's disapproval), or (b) shall promptly provide USA with a substitute Program (on a mutually-agreed upon date, no later than five (5) days after notice of USA's disapproval).
        (b) Subject to USA's prior approval (not to be unreasonably withheld), Contractor may include within the Programs a reasonable number of cross-promotions for Contractor's online sites, comparable to the cross-promotions included in Programs previously produced for USA during the first six months of 1998.
        3. Practices and Standards. (a) Contractor represents and warrants that the Programs shall conform to the program practices and standards of the USA networks from time-to-time established (which conform generally to U.S. broadcast standards) including, without limitation, restrictions as to language, nudity and excessive violence and shall be the same standards applicable to similar types of programming transmitted on the USA networks. USA shall have the right, in its sole discretion, to edit and/or time compress each of the Programs, and/or delete any portion(s) thereof, (i) to ensure that each such Program meets the program practices and standards of the applicable USA networks, and/or (ii) to conform the Programs, if necessary, to the aggregate running time set forth in Section 1(b) above. Contractor shall reimburse USA for the cost of any editing required above. In no event, shall any credits in the Programs be deleted or changed (provided they are of customary length), including, without limitation, any credits of Contractor or copyright notices (however, USA may reduce the size of the end credits and/or copyright notices so that they can be displayed on a split screen).

                (b) USA shall have the right to create, or cause to be created, Spanish language versions of the Programs (either dubbed or subtitled) for transmission in accordance with the terms of this
Agreement. Upon Contractor's request, USA shall supply copies of such versions to Contractor, at no charge, and Contractor may use such versions for transmissions outside the Territory. In the event that Contractor creates or causes any Spanish language versions of the
Programs to be created, Contractor shall provide copies of same to USA, at no additional charge, for USA's transmission in accordance with the terms of this Agreement.
        4. Term. The term of this Agreement shall be for a period of one year, commencing July 1, 1998 and ending June 30, 1999 (the
"Term"). USA and Contractor agree to negotiate exclusively with one another for a period of sixty (60) days commencing January 1, 1999 with respect to an extension of this Agreement with respect to the Series.
In no event shall Contractor negotiate with any third party with respect to the Series prior to or during such exclusive negotiation period. In the event that the parties are unable to reach a final agreement during such period, then Contractor, on the last day of such period, shall submit to USA its final offer, in writing (the "Offer").
USA then shall have ten (10) business days to accept or reject the
Offer.  If USA rejects the Offer, Contractor may enter into
negotiations with third parties with respect to the Series.  In the event that Contractor reaches a tentative agreement pertaining to the Series with a third party, on terms and conditions less favorable to Contractor than those contained in the Offer, then USA shall have a right of first refusal, exercisable within ten (10) business days following receipt by USA of written notice detailing the terms of the tentative third-party agreement, as to any such agreement which
Contractor intends to accept.  It is understood that USA shall be required to meet only those terms and conditions contained in the tentative third party agreement which are reducible to determinable sums of money.  If USA does not meet such terms and conditions,
Contractor will not enter into an agreement with such third party on terms and conditions less favorable to it than those contained in the notice of the tentative third-party agreement without again affording
USA a right of first refusal as above provided.
        5. Transmissions. USA may transmit each of the Programs an unlimited number of times on each of the USA networks during the Term throughout the Territory. Such transmissions may be at such times, on such dates, and in such order, as USA, in its sole discretion, shall determine. It is USA's current intent to transmit the Programs, as part of a consistent two-hour "block" of programming, two (2) times per week on the Sci-Fi Channel program service (from 9:00 a.m. to 11:00
a.m. on Saturdays and from 12:00 noon to 2:00 p.m. on Sundays), and, commencing September 14, 1998, one (1) time per week on the USA Network program service (from 6:00 a.m. to 8:00 a.m. on Sundays). It also is
USA's current intent, prior to September 14, 1998, to transmit the
"CNet Central" Programs two (2) times per week on the USA Network program service (Mondays (Tuesday mornings) at 1:00 a.m. and Sundays at 6:00 a.m.) Nonetheless, USA shall have no obligation to transmit the Programs at all; provided it shall remain liable for the payments set forth in Section 7 below.
        6. Additional Rights. (a) In the event that, during the Term, Contractor desires to develop additional television programming for satellite-delivered program services, Contractor shall so notify
USA, in writing.  USA and Contractor then shall negotiate exclusively with one another for a period of fifty (50) days, following USA's receipt of such written notice from Contractor with respect thereto.
In no event may Contractor negotiate with any third party(s) with respect to such additional television programming prior to or during such exclusive negotiation period. In the event that the parties are unable to reach a final agreement during such period, then, on the last day of such period, Contractor shall submit to USA its final offer, in writing (the "Offer"). USA then shall have ten (10) business days to accept or reject the Offer. If USA rejects the Offer, subject to
Section 6(b) below, Contractor shall be free to negotiate with and enter into agreements with third party(s) with respect to such additional television programming, provided that the financial terms and conditions contained in any proposed third party agreement are no less favorable to Contractor than those contained in the Offer. Notwithstanding the provisions of this Section 6(a), Contractor need not comply with these provisions with respect to (i) developing additional television programming which will be transmitted solely on a television program service wholly-owned by Contractor either directly or indirectly (a "Stand-alone Service") or on a television program service at least thirty percent (30%) of which is owned by Contractor either directly or indirectly (a "Partially-owned Service"), or (ii)
any television programming developed by third parties using
Contractor's studio and production staff.
                (b) In addition to the provisions of Section 6(a) above, as long as USA is transmitting at least two Contractor-produced television series on the Sci-Fi Channel program service, one of which must be the "CNet Central" Series (and the "CNet Central" Series on the
USA Network program service), Contractor may not authorize any additional "CNet-branded" television programming to be transmitted on any other cable network within the Territory (other than on a Stand-
alone Service or Partially-owned Service, if any). This Section 6(b)
also shall apply if, during the Term, USA is not so transmitting two Contractor-produced television series, because Contractor failed to offer the "CNet Central" Series and at least two other comparable series of computer-oriented programs for transmission on the Sci-Fi
Channel program service. Nothing in this Section 6(b) shall prohibit Contractor from running a customary producer credit at the end of a series it produces.
                (c) In the event that, during the Term, Contractor desires to develop a satellite-delivered programming network, focused on computers, digital technologies and/or the Internet, it shall so notify USA in writing and shall negotiate exclusively with USA with respect thereto for a period of fifty (50) days from the date of such notice. In no event may Contractor negotiate with any third party(s)
with respect to any such programming network prior to or during such exclusive negotiation period. In the event the parties fail to reach an agreement during such exclusive negotiation period and, thereafter, Contractor intends to enter into an agreement with a third party with respect to any such programming network, then Contractor shall give USA at least ninety (90) days prior written notice thereof.  In such event,
USA then shall have the right, during such ninety-day period, to terminate this Agreement, whereupon USA shall cease to have any further obligations hereunder. Notwithstanding the provisions of this Section
6(c), Contractor need not comply with these provisions with respect to developing a Stand-alone Service. Also, nothing contained herein shall restrict Contractor from selling equity or debt securities in
Contractor to any third party.
        7. Payment. (a) As full and complete consideration for the rights granted herein, USA shall pay to Contractor the amount of Five Million Nine Hundred Two Thousand Nine Hundred Fifty-Eight Dollars ($5,902,958), allocated as follows: Two Million One Hundred Thirty-Six Thousand Dollars ($2,136,000) with respect to the "CNet Central" Series ($63,000 per each of 32 original Programs and $6,000 for each of 20 refreshed Programs), One Million One Hundred Ninety-Four Thousand Nine Hundred Eighty-Six Dollars ($1,194,986) with respect to "The Web"
Series ($45,961 per each of 26 original Programs), One Million Two
Hundred Eighty-Five Thousand Nine Hundred Eighty-Six Dollars
($1,285,986) with respect to "The New Edge" Series ($49,461 per each of
26 original Programs), and One Million Two Hundred Eighty-Five Thousand Nine Hundred Eighty-Six Dollars ($1,285,986) with respect to the Fourth Series ($49,461 per each of 26 original Programs). This payment is based on USA's reimbursing Contractor for its costs directly attributable to the production of each Program, including appropriate programming and production staff, equipment and facility charges (but excluding any allocations for Contractor's executive personnel, corporate administrative costs, or contingencies); not to exceed such amounts. USA shall have the right to audit such costs. USA shall make payment to Contractor ten (10) days after each month during the Term, based on the number of original and refreshed Programs transmitted during such month.  In the event Contractor expended less than any amount set forth above on any Programs transmitted during a calendar quarter, then an appropriate adjustment will be made within 30 days after such calendar quarter. No payment need be made by USA with respect to any updated Programs.
                (b) In further consideration for various marketing services provided by USA in connection with this Agreement, Contractor shall pay USA the sum of Seven Hundred Fifty Thousand Dollars
($750,000) in two equal installments of $375,000 each, the first of which shall be due on January 1, 1999 and the second of which shall be due on May 30, 1999. USA's disapproval of any closing billboards or cross-promotions by Contractor pursuant to Sections 1(c) or 2(b) above shall not in any way affect Contractor's payment obligations pursuant to this Section 7(b).
        8.      Delivery.       (a) Contractor shall deliver each of the
Programs hereunder to USA at its network control center offices in Jersey City, New Jersey, or such other location as USA may reasonably designate, at least three (3) business days prior to the scheduled transmission of such Program. Delivery of the Programs shall be at Contractor's sole cost and expense. The Programs shall be on digital beta videotape, color-balanced, in stereo, fully-titled with audio in perfect synchronization with the photographic action, meeting the video and audio technical standards of the applicable USA networks and complete and suitable in all respects for the transmissions authorized hereunder. Promptly after receipt of each original videotape, USA either (i) shall reproduce the Program thereon and promptly return, at USA's expense, such original videotape to Contractor or (ii) shall retain the original videotape for the transmissions hereunder. USA shall pay the cost of any such reproductions it may make of the original videotape. In the event that the original videotape of any Program is not of sufficient quality to meet the technical requirements set forth herein, then USA may reject such original videotape without any penalty, and Contractor shall promptly provide a corrected or substitute videotape to USA.
                (b) USA may use its reproduction(s) of the Programs, or any excerpt(s) thereof, for the following purposes: (i) in perpetuity, for file, reference, audition, sales and publicity purposes, (ii) prior to and during the Term, to advertise and publicize the Programs, the USA networks or the cable industry in general, and (iii) during the Term, for the transmissions authorized hereunder.
        9. Commercial Advertising. Each of the Programs shall be produced in a format so as to have an aggregate running time and commercial format as set forth in Section 1(b) above. USA shall have the right to sell all commercial advertising time reserved during and adjacent to each Program as USA, in its sole discretion, desires. USA shall be entitled to retain all revenues derived from its sale or use of commercial advertising time.
        10. Representations and Warranties of Contractor. Contractor represents and warrants that:
                (a) Contractor owns or controls the entire and exclusive distribution and exhibition rights in and to each of the Programs throughout the Territory, and has the full legal right, power and authority to enter into and perform this Agreement and to grant the rights contained herein to USA, including, without limitation, the right to transmit the Programs as herein provided; there is no outstanding contract, commitment, arrangement or legal impediment binding on Contractor of any kind which is in conflict with this Agreement or which might in any way limit, restrict or impair the rights granted to USA hereunder; and so long as this Agreement remains in effect Contractor will not grant, or purport to grant to any person rights of any kind in the Programs, the exercise of which will derogate from, or be inconsistent with, the rights granted to USA hereunder;
                (b) The Programs licensed herein do not, and the exercise by USA or by any affiliate of USA of the rights herein granted will not, infringe upon the common law rights, or the copyright, or the literary, dramatic, music, motion picture, or patent rights, or the trademark or trade name, of any person, and do not and will not violate the private, civil or property rights, or the right of privacy, of any person;
                (c) The synchronization rights for the music contained in the Programs have been or will be obtained by Contractor hereunder and USA shall have no liability for any payments in connection therewith;
in addition, Contractor represents and warrants that the performing rights for the music contained in the Programs are (i) controlled by ASCAP, BMI or SESAC, (ii) controlled by Contractor, or (iii) in the public domain. USA agrees that, as between Contractor and USA, in the event any fees are owing to a performing rights society as set forth in
(i) above with respect to the Programs, USA shall be liable for the payment of such fees and shall indemnify and hold harmless Contractor against the payment of any such fees. Contractor shall provide USA with appropriate cue sheets as to all music included in each of the Programs;
                (d) In the production and making of the Programs, all applicable collective bargaining agreements and all applicable rules and regulations of any unions having jurisdiction in the premises were complied with; all persons who performed services in or in connection with the Programs received full payment with respect thereto and with respect to the transmission of the Programs provided in this Agreement;
and no fee, compensation or any other payment whatsoever will ever be payable by USA to any producer, director, actor, writer or any other person who performed services in or in connection with the Programs by reason of the use thereof as provided in this Agreement;
                (e) In connection with the Programs distributed hereunder, USA, any of USA's affiliates, each sponsor and such sponsor's advertising agency, and each USA licensee, shall have the right and may grant to others the right, both prior to and during the Term, to reproduce, print, publish or disseminate in any medium, the portrait, picture, name, likeness, and voice of, and biographical material concerning, each person appearing therein and all other persons connected with the production of the Programs, the title of the Programs, any music, or excerpts thereof (whether original or recomposed) in each Programs, Contractor's name and oral and/or visual portions of the Programs, any excerpt of the script of the Programs or any artwork or design created by or for Contractor in connection with the production of the Programs, as news or information, for the purposes of trade or for advertising purposes; provided, however, no direct endorsement by any such person of any product or service shall be used without such person's consent and that any materials used by USA in accordance with this subsection (e) shall be used by USA in a manner consistent with how it was presented in the Program(s); and
                (f) Contractor shall procure and maintain so long as this Agreement shall be in effect, and for one year thereafter, at no cost to USA, a policy of television producer's liability insurance applicable to all transmissions hereunder, acceptable to USA, in amounts not to be less than $1,000,000/$3,000,000, insuring USA, all advertisers having advertising in or in conjunction with the transmission hereunder of the Programs, and any affiliate of USA, against any and all liability resulting from the transmission hereunder of the Programs; such insurance has standard coverage, including, but not limited to, coverage with respect to defamation, infringement of rights material to be carried or in the manner of presentation thereof, infringement of privacy rights, and unauthorized use of materials in the Programs hereunder; and such policy includes a provision requiring the insurance company to give USA prompt notice of any revision, modification or cancellation thereof. Contractor will furnish USA with a certificate confirming the issuance of such insurance policy.
        11. Representations and Warranties of USA. USA hereby represents and warrants that (a) it is free to enter into and fully perform the terms and conditions of this Agreement and it has the full power and authority to do so and (b) there is no outstanding contract, commitment, arrangement or legal impediment binding on USA of any kind which is in conflict with this Agreement or which might in any way limit, restrict, or impair the rights granted to Contractor hereunder.
        12. Indemnification. (a) Contractor at all times shall indemnify and hold harmless USA, its parents and affiliated entities, their and any of USA's affiliates, from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of or based upon any of the following:
                   (i) the transmission of each of the Programs in accordance with the terms of this Agreement;
                   (ii) the authorized use of any materials furnished by Contractor hereunder; or
                   (iii) any breach by Contractor of any representation, warranty, or agreement made by Contractor herein.
                (b) USA at all times shall indemnify and hold harmless Contractor, its parents and affiliated entities, from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of or based upon any breach by USA of any representation, warranty, or agreement made by USA herein.
                (c)     The indemnifications provided in Section 12(a) and
Section 12(b) above shall be subject to the condition that the party seeking indemnification shall promptly notify the indemnifying party of any claim or litigation for which indemnification is sought. The indemnifying party, at its option, may assume the defense of any such claim or litigation. If the indemnifying party assumes the defense of any such claim or litigation, its obligation with respect thereto shall be limited to holding the indemnified party harmless from and against any loss, damage or cost caused by or arising out of any judgment or settlement approved by the indemnifying party in connection therewith.
                (d) The party seeking indemnification shall cooperate fully with the reasonable requests of the indemnifying party in its participation in, and control of, any compromise, settlement, litigation or other resolution or disposition of any such claim or litigation.
        13. Force Majeure. If by reason of fire, flood, epidemic, earthquake, explosion, accident, labor dispute or strike, act of God or a public enemy, riot or civil disturbance, war (declared or undeclared) or armed conflict, the failure of satellite, transponder or technical facilities, any municipal ordinance, any state or federal law, governmental order or regulation, or any other similar thing or occurrence not within the parties' control (all such events shall hereinafter be collectively called "Force Majeure Events"), the commencement, delivery or transmission of the Programs or any Series is materially hampered, interrupted or interfered with, USA, upon written notice to Contractor, may suspend the Term hereof with respect to the Programs or such Series until such Force Majeure Event has terminated.
If the Term is so suspended, USA may extend the Term with respect to the Programs for the length of time it is suspended pursuant to this
Section 13; provided, however, if such suspension continues for a period of six (6) consecutive weeks, USA or Contractor, at any time thereafter during the suspension period, upon written notice to the other, may terminate this Agreement with respect to such Series, or, at USA's option, in its entirety. In the event of a termination by Contractor hereunder (unless such termination is the result of a Force Majeure Event preventing USA from transmitting the Programs, as opposed to a Force Majeure Event preventing Contractor from producing or delivering the Programs), USA shall be entitled to the benefits of Sections 6(a) and 6(b) as if the provisions of Section 6(b) had been satisfied and to the benefits of Section 7(b).
        14. Default. In the event of a material breach by either party hereto (the "defaulting party") of any representation, warranty, agreement, term, condition or provision of this Agreement, the other party hereto, in addition to such other rights as it may have, shall have the right to terminate this Agreement (or in the case of USA, as to the particular Series, at USA's option) by giving written notice of termination to the defaulting party; provided, however, that within fifteen (15) days following its receipt of written notification from the other party detailing the nature of such material breach and its intent to terminate this Agreement, the defaulting party, if possible, may cure such breach and provide written notice thereof to the other party. In the event USA terminates this Agreement either as to a particular Series or in its entirety pursuant to this Section 14, USA still shall be entitled to the benefits of Sections 6(a) and 6(b) as if the provisions of Section 6(b) had been satisfied.
        15. Independent Contractors. The parties hereto expressly agree that the relationship between them hereunder is that of two principals dealing with each other as independent contractors subject to the terms and conditions of this Agreement. Neither party shall have the right, power, or authority at any time to act on behalf or, or represent, the other party, but each party hereto shall be separately and entirely liable for its own debts in all respects.
        16. Assignment. Neither party shall assign its rights and obligations under this Agreement without the prior written consent of the other. Notwithstanding the foregoing, USA shall have the right, without the prior written consent of Contractor, to assign this Agreement to any entity which acquires all or substantially all of USA's assets, to any entity in which either one of the current general partners retains a substantial interest, to either of the current general partners of USA, or to any entity which may acquire all or substantially all of the assets of either of the current general partners of USA.
        17. Notices. Any and all notices, communications, and demands required or desired to be given hereunder by either party hereto shall be in writing and shall be validly given or made if served personally, by telecopy, or by an overnight delivery service or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally or by telecopy, service shall be conclusively deemed made on the same day (or if such day is not a business day, then the next business day); if by an overnight delivery service, on the next business day; and if by registered or certified mail in the manner above provided, on the second subsequent business day. To be effective, any service hereunder shall be to the addresses set forth below:

        CONTRACTOR:             CNET, INC.
                                150 Chestnut Street
                                San Francisco, California  94111
                                Attn:   Shelby W. Bonnie
                                Fax:    (415) 395-9205



        USA:                    USA NETWORKS
                                1230 Avenue of the Americas
                                New York, New York  10020
                                Attn:   President - Operations
                                Fax:    (212) 408-8863


        Copy to:                USA NETWORKS
                                2049 Century Park East, Suite 2550
                                Los Angeles, CA  90067
                                Attn:   President - Programming and
Marketing
                                Fax:    (310) 201-2326

Either party hereto may change its address for the purpose of receiving notices or demands as herein provided by written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.
        18. New York Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York applicable to agreements entered into and wholly to be performed therein.
        19. Review of Programs. Notwithstanding anything to the contrary contained herein, and in addition to USA's right to approve the content of each Program as set forth in Section 3 above, USA may review any of the Programs delivered hereunder for their technical quality. In the event that USA, in the exercise of its reasonable discretion, determines that any of the Programs are not readily transferable to D-3 digital videotape or that the videotape to which the Programs is transferred is not of sufficient quality for transmission as part of the USA networks, USA may reject such Program.
In such event Contractor may, at its option, (a) cure such Program so as to make it acceptable to USA or (b) provide a substitute Program which shall be acceptable to USA. In the event of the occurrence of
(a) or (b) above, Contractor shall cure the Program or provide a substitute Program in a timely manner so as to enable USA to continue to transmit the Programs in accordance with USA's schedule for the transmission of such Programs.
        20. Confidentiality. USA and Contractor each represents and warrants that it shall not disclose to any third party (other than its employees, in their capacity as such) any information with respect to the financial terms and provisions of this Agreement except (a) to the extent necessary to comply with the requirements of any guilds or unions, (b) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party so complying shall so notify the other party as promptly as practicable
(and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, (c) as part of its normal reporting or review procedure to its parent company, stockholders, potential investors, creditors, auditors or its attorneys and such persons, as the case may be, agree to be bound by the provisions of this Section 20, (d) in order to enforce its rights pursuant to this Agreement, or (e) as may be required pursuant to the federal securities laws or the rules and regulations of the Securities and Exchange
Commission ("SEC"). To the extent this Agreement is described in the registration statement or any other document filed with the SEC, USA shall have the right to review and comment on such description (and Contractor shall use diligent efforts to accommodate such comments within the time constraints of the offering process).
        21. Miscellaneous. (a) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.
                (b) Any provision herein found by a court of law to be void or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement.
                (c) Each party hereto shall execute any and all further documents which either party hereto may deem necessary and proper to carry out the purposes of this Agreement.
                (d) The construction of this Agreement shall not be construed against the party causing its preparation, but shall be construed as if both parties prepared this Agreement.
                (e) All captions contained herein are for convenience of reference only.
                (f) If so requested by USA, Contractor shall use its best efforts to have a representative of USA, as selected by USA and reasonably approved by Contractor, elected to the board of directors of Contractor throughout the Term.
                (g) Throughout the Term, USA shall supply to Contractor such ratings (including, without limitation, Nielsen ratings) and results of audience surveys, focus groups and other research involving the Programs as may be available to USA, or performed by USA, in its sole discretion, subject to any third-party restrictions on the disclosure of such information.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CNET, INC.                          USA NETWORKS

By: /s/ Shelby W. Bonnie    By: /s/ Richard Lynn
Name: Shelby W. Bonnie      Name: Richard Lynn
Title:     COO              Title: VP Business Affairs and General
Counsel